Exhibit 10.4
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT dated as of September 14th, 2007 between Sontra Medical Corporation, a Minnesota corporation (“Company”), and Patrick Mooney (“Executive”).
BACKGROUND
          Company and Durham Pharmaceuticals Acquisition Co., a wholly owned subsidiary of Company, are parties to an Agreement and Plan of Merger and Reorganization dated as of September 14th, 2007 (the “Merger Agreement”). It is a condition precedent to the closing of the transactions contemplated by the Merger Agreement that Company and Executive enter into this Agreement providing for the employment of Executive by Company and certain other matters.
          Pursuant to the foregoing, Company desires to employ Executive, and Executive desires to enter into the employ of Company, effective as of the closing of the transactions contemplated by the Merger Agreement and on the terms and conditions contained in this Agreement. If the closing of the transactions contemplated by the Merger Agreement does not occur on or before September 30, 2007, this Agreement shall become null and void.
          Executive will be substantially involved with Company’s operations and management and will learn trade secrets and other confidential information relating to Company and its customers; accordingly, the restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
TERMS
SECTION 1. CAPACITY AND DUTIES
     1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.
     1.2 Capacity and Duties.
           (a) Executive shall initially serve as Chief Executive Officer of Company. Executive shall perform such other duties and shall have such authority consistent with his position as may from time to time reasonably be specified by the Board of Directors of Company. Executive shall report directly to the Board of Directors.
          (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company’s rules and policies and will faithfully and diligently further the business and interests of Company. Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company without the prior written consent, which consent may be granted or withheld in the sole discretion, of the Board of Directors of Company.
SECTION 2. TERM OF EMPLOYMENT
     2.1 Term. The term of Executive’s employment hereunder shall be two years commencing on the closing of the transactions contemplated by the Merger Agreement, as further extended or unless sooner terminated in accordance with the other provisions hereof (the “Term”). Except as hereinafter provided, on the second anniversary of the commencement date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least 90 days prior to such anniversary. If written notice of termination is given as provided above, Executive’s employment under this Agreement shall terminate on the last day of the Term.
SECTION 3. COMPENSATION
     3.1 Basic Compensation. As compensation for Executive’s services during the first 12 months of the Term, Company shall pay to Executive a salary at the annual rate of $300,000, payable in periodic installments in accordance with Company’s regular payroll practices in effect from time to time. For each subsequent 12 month period of Executive’s employment hereunder, Executive’s salary shall be in the amount of his initial annual salary with such increases, if any, as may be established by the Board of Directors of Company. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary.”
     3.2 Initial Bonus. In addition to the other amounts provided for in this Section 3, Company shall make a one time cash payment of $145,000 to Executive within five business days following the commencement of the Term, which amount shall be applied toward applicable withholding tax obligations.
     3.3 Performance Bonus. In the sole discretion of the Board of Directors of Company, Executive shall, following the completion of each fiscal year of Company during the Term, be entitled to receive a performance bonus in accordance with the policies and plans of Company in place from time to time with respect to the payment of bonuses to executive officers.

     3.4 Stock Options. Upon the execution and delivery of this Agreement by the parties hereto, Company shall grant to Executive options to purchase 500,000 shares of Company’s Common Stock at an exercise price per share of $2.39, on the terms and conditions set forth in the form of Nonqualified Stock Option Agreement between Company and Executive attached hereto as Exhibit A.
     3.5 Employee Benefits. During the Term, Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs, including medical benefit programs, as may from time to time be provided by Company for its executive officers.
     3.6 Vacation. During the Term, Executive shall be entitled to a paid vacation commensurate with vacations as may from time to time be provided by Company for its executive officers.
     3.7 Expense Reimbursement. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.
SECTION 4. TERMINATION OF EMPLOYMENT
     4.1 Death of Executive. If Executive dies during the Term, Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of Executive’s death. Executive’s spouse and dependents (if any) shall be entitled for a period of 12 months after Executive’s death to continue to receive medical benefits coverage at the Company’s expense if and to the extent Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death.
     4.2 Disability of Executive. If Executive is or has been materially unable for any reason to perform his duties hereunder for a period of 90 consecutive days, then the Board of Directors shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability; provided that if Executive is able to resume his duties hereunder during such 30 day notice period, Executive shall not be deemed to be disabled for purposes of this Section 4.2 and such notice of termination shall be null and void. In the event Executive is terminated pursuant to this Section 4.2, Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination; provided, however, that for a period of 12 months following such termination, Executive shall be entitled to continue to receive medical benefits coverage for Executive and Executive’s spouse and dependents (if any) at Company’s expense if and to the extent Company was paying for such benefits at the time of such termination.

     4.3 Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of Company is terminating Executive for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination. “Cause” shall mean the following:
               (i) fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of Company’s funds or property;
               (ii) conviction of any felony or crime involving fraud or misrepresentation;
               (iii) material breach of Executive’s obligations under this Agreement;
               (iv) willful violation of any express lawful direction or requirement established by the Board of Directors of Company; or
               (v) use of alcohol or other drugs that interfere with the performance by Executive of his duties, or use of any illegal drugs or narcotics.
     4.4 Termination without Cause or for Good Reason.
          (a) If (1) Executive’s employment is terminated by Company for any reason other than Cause or the death or disability of Executive, or (2) Executive’s employment is terminated by Executive for Good Reason (as defined herein):
               (i) Company shall pay Executive all amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination;
               (ii) Company shall continue to pay Executive all of the compensation provided for in Section 3.1 during the remainder of the then-current Term, but not less than 12 months;
               (iii) Company shall pay to Executive a lump sum cash payment equal to the Bonus Amount (as defined herein);
               (iv) anything to the contrary in Section 3.4 above (or any other agreement or document relating to stock grants or options) notwithstanding, all stock grants and outstanding stock options granted to Executive shall become immediately vested and exercisable on the date of such termination and shall remain exercisable as provided therein; and

               (v) Executive shall be entitled to continue to receive for the remainder of the then-current Term, but not less than 12 months, medical benefits coverage for Executive and Executive’s spouse and dependents (if any) at the Company’s expense if and to the extent Company was paying for such benefits at the time of such termination.
          (b) For purposes of this Agreement, “Bonus Amount” shall mean an amount equal to the average of the performance bonuses paid to Executive with respect to Company’s two most recent fiscal years.
          (c) Except for the provisions of this Section 4.4, Company shall have no further obligation to Executive hereunder.
          (d) “Good Reason” shall mean the following:
               (i) material breach of Company’s obligations hereunder if such breach is not remedied by Company within 15 days after receiving notice of such violation from the Executive;
               (ii) any decrease in Executive’s salary as increased during the Term (except for decreases that are in conjunction with decreases in executive salaries generally); or
               (iii) any material reduction in Executive’s duties or authority.
          (e) Notwithstanding the foregoing, Company shall not be obligated to make any payments under this Section 4.4 unless Executive has executed and delivered to Company a further agreement, to be prepared at the time of Executive’s termination of employment, that shall provide (i) an unconditional release of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an obligation to maintain the confidentiality of such agreement; and (iii) an obligation to indemnify Company if Executive breaches such agreement.
     4.5 Change in Control.
          (a) If, during the Term, there should be a Change of Control (as defined herein), anything to the contrary in Section 3.4 above (or any other agreement or document relating to stock grants or options) notwithstanding, all stock grants and outstanding stock options granted to Executive shall become immediately vested and exercisable on the date of such termination and shall remain exercisable as provided therein.
          (b) If, during the Term, there should be a Change of Control (as defined herein), and within 3 months before or 12 months thereafter either (i) Executive’s employment is terminated by the Company for any reason other than Cause or the death or disability of Executive or (ii) Executive terminates his employment for Good Reason, then Company shall, on or before Executive’s last day of full-time employment hereunder, pay to Executive, in lieu of any other rights to cash compensation he may have under this Agreement which have not accrued by such date, a lump sum cash payment equal to two times (x) Executive’s then current Base Salary and (y) the Bonus Amount. Notwithstanding the foregoing, Company shall not be obligated to make any payments under this Section 4.5 unless Executive has executed and delivered to Company a further agreement, to be prepared at the time of Executive’s termination of employment, that shall provide (i) an unconditional release of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an obligation to maintain the confidentiality of such agreement; and (iii) an obligation to indemnify Company if Executive breaches such agreement.
          (c) It is the intention of the parties that the payments under this Section 4.5 shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. Accordingly, notwithstanding anything in this Section 4.5 to the contrary, if any of the amounts otherwise payable under this Section would constitute “excess parachute payments,” or if the independent accountants acting as auditors for Company on the date of the Change in Control determine that such payments may constitute “excess parachute payments,” then the amounts otherwise payable under this Section 4.5 shall be reduced to the maximum amounts that may be paid without any such payments constituting, or potentially constituting, “excess parachute payments.”
          (d) Following any termination of Executive’s employment under this Section 4.5 after a Change in Control, Executive shall be entitled to continue to receive for the remainder of the then-current Term, but not less than 12 months, medical benefits coverage for Executive and Executive’s spouse and dependents (if any) at the Company’s expense if and to the extent Company was paying for such benefits at the time of such termination.
          (e) Upon making the payments described in this Section 4.5, Company shall have no further obligation to Executive under this Agreement.
          (f) A “Change in Control” of Company shall mean:
               (1) the acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 under the Securities Exchange Act of 1934 (the “1934 Act”) (excluding, for this purpose, Company, its subsidiaries, or any employee benefit plan of Company or its subsidiaries which acquires ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 40% or more of either the then outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided that any such acquisition by any person, entity or “group” that beneficially owns 20% or more of such outstanding common stock or voting securities as of the effective date of this Agreement shall not be considered a Change of Control under this Agreement;
          (2) the election or appointment to the Board of Directors of Company, or resignation of or removal from the Board, of directors with the result that the individuals who immediately following the effective date hereof constitute the Board (the “Incumbent Board”) no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by Company’s stockholders, was approved by (i) Executive (if a director) or (ii) a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
          (3) consummation by the Company of: (i) a reorganization, merger or consolidation by reason of which persons who were the stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of Company or the sale, transfer, lease or other disposition of all or substantially all of the assets of Company (whether such assets are held directly or indirectly), that is not, in each case, undertaken in connection with any voluntary or involuntary bankruptcy proceedings involving the Company.
     4.6 Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive without Good Reason, Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of Executive’s termination.
SECTION 5. RESTRICTIVE COVENANTS
     5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to any person or entity, without the express authorization of the Board of Directors, any trade secret, private or confidential information or knowledge of Company obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of Company are acknowledged to be the property of Company and shall not be duplicated, removed from Company’s possession or premises or made use of other than in pursuit of Company’s business and, upon termination of employment for any reason, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

     5.2 Inventions and Improvements. Executive shall promptly communicate to Company all ideas, discoveries, inventions and business opportunities which are or may be useful to Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with Company and every item of knowledge relating to Company’s business interests (including business opportunities) heretofore or hereafter gained by him at any time during his employment with Company are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section 5.2 shall apply whether such ideas, discoveries, inventions, improvements or knowledge were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents reasonably requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Company shall determine.
     5.3 Injunctive and Other Relief. Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive.
     5.4 Definition of “Company.” “Company” as used in Section 5 includes all affiliates of Company.
SECTION 6. MISCELLANEOUS
     6.1 Prior Employment. Executive represents and warrants that his acceptance of employment at Company and his execution of this Agreement has not breached, and the performance of his duties hereunder will not breach, any obligation owed by him to, or any agreement with, any prior employer or other person.
     6.2 Litigation. At the request of Company, Executive shall during and after the Term render reasonable assistance to Company in connection with any litigation or other proceeding involving the Company or any of its affiliates. Company shall provide reasonable compensation to Executive for such assistance rendered after the Term.

     6.3 Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.
     6.4 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to Company:

Sontra Medical Corporation
10 Forge Parkway
Franklin, Massachusetts 02038
Attention: Chairman, Board of Directors
Facsimile No.: (508) 530-0311

(b)	If to Executive:

Patrick Mooney
625 Clinton Avenue
Haddonfield, New Jersey 08033
     6.5 Entire Agreement; Modification; Advice of Counsel.
          (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

          (b) Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.
     6.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.
     6.7 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.
     6.8 Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SONTRA MEDICAL CORPORATION

By:	/s/ Harry G. Mitchell

Name: Harry G. Mitchell
Title: Interim Chief Executive Officer and Chief
Financial Officer

EXECUTIVE:

/s/ Patrick Mooney

Patrick Mooney

SONTRA MEDICAL CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
          This NONQUALIFIED STOCK OPTION AGREEMENT (the “Option Agreement”), dated as of the 14th day of September, 2007 (the “Grant Date”), is between Sontra Medical Corporation, a Minnesota corporation (the “Company”), and Patrick Mooney (the “Optionee”), an employee of the Company.
          WHEREAS, the Company desires to give the Optionee the opportunity to purchase shares of common stock of the Company (“Common Stock”) as hereinafter provided;
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 500,000 shares of Common Stock. The Option is in all respects limited and conditioned as hereinafter provided. It is intended that the Option granted hereunder be a nonqualified stock option (“NQSO”) and not an incentive stock option (“ISO”) as such term is defined in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
          2. Exercise Price. The exercise price of the shares of Common Stock covered by this Option shall be $2.39 per share. It is the determination of the Board of Directors of the Company (the “Board”) that on the Grant Date the exercise price was not less than the greater of (i) 100% of the “Fair Market Value,” or (ii) the par value of the Common Stock. The term “Fair Market Value” for purposes of this Option Agreement means the closing price of a share of Common Stock on the trading day before the Grant Date.
          3. Term. Except as otherwise provided in Paragraph 8 or Paragraph 11, this Option shall expire on September 14, 2017 (the “Expiration Date”), which date is not more than 10 years from the Grant Date. This Option shall not be exercisable on or after the Expiration Date.
          4. Exercise of Option. The Optionee shall have the right to purchase from the Company, on and after the following dates, the following number of Shares:

Date Installment Becomes
Exercisable	Number of Option Shares
Grant Date	166,667 Shares
September 14, 2008	166,667 Shares
September 14, 2009	166,666 Shares
Once options become exercisable, they will remain exercisable until they are exercised or until they terminate.
          5. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office, which is presently located at 10 Forge Parkway, Franklin, Massachusetts 02038, Attn: Chief Executive Officer. Such notice (a suggested form of which is attached hereto) shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; shall, unless the Company otherwise notifies the Optionee, be accompanied by the investment certificate referred to in Paragraph 6; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.
          The exercise price shall be paid to the Company –
          (a) in cash, or by certified check, bank draft, or postal or express money order;
          (b) through the delivery of shares of Common Stock which shall be valued at their Fair Market Value on the date of exercise;
          (c) by having the Company withhold shares of Common Stock at their Fair Market Value on the date of exercise;
          (d) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option; or
          (e) in any combination of (a), (b), (c) or (d) above.
          In the event the exercise price is paid, in whole or in part, with shares of Common Stock, the portion of the exercise price so paid shall be equal to the Fair Market Value of the Common Stock surrendered on the date of exercise.
          Upon receipt of notice of exercise and payment, the Company shall deliver a certificate or certificates representing the shares with respect to which the Option is so exercised. Such certificate(s) shall be registered in the name of the person or persons so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee’s spouse, jointly, with right of survivorship) and shall be delivered as provided above to, or upon the written order of, the person or persons exercising the Option. In the event the Option is exercised by any person or persons after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that are purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.
          6. Shares to be Purchased for Investment. Unless the Company has theretofore notified the Optionee that a registration statement covering the shares to be acquired upon the exercise of the Option has become effective under the Securities Act of 1933, as amended (the “1933 Act”), and the Company has not thereafter notified the Optionee that such registration statement is no longer effective, it shall be a condition to any exercise of this Option that the shares acquired upon such exercise be acquired for investment and not with a view to distribution, and the person effecting such exercise shall submit to the Company a certificate of such investment intent, together with such other evidence supporting the same as the Company may request. The Company shall be entitled to restrict the transferability of the shares issued upon any such exercise to the extent necessary to avoid a risk of violation of the 1933 Act (or of any rules or regulations promulgated thereunder), or of any state laws or regulations. Such restrictions may, in the discretion of the Company, be noted or set forth in full on the share certificates.
          7. Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.
          8. Termination of Service. If the Optionee’s service with the Company is terminated for any reason prior to the Expiration Date, this Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination of service, or to any greater extent permitted by the Company, by the Optionee at any time prior to the earlier of (i) the Expiration Date, or (ii) three months after the date of such termination of service.
          9. Withholding of Taxes. The obligation of the Company to deliver shares of Common Stock upon the exercise of this Option shall be subject to applicable federal, state and local tax withholding requirements. If the exercise of the Option is subject to the withholding requirements of applicable federal, state and/or local tax law, the Optionee, subject to such additional withholding rules (the “Withholding Rules”) as shall be adopted by the Company, may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold (or by returning to the Company) shares of Common Stock, which shares shall be valued, for this purpose, at their Fair Market Value on the date the amount attributable to the exercise of the Option is includable in income by the Optionee under section 83 of the Code. Such election must be made in compliance with and subject to the Withholding Rules, and the Company may limit the number of withheld shares to the extent necessary to avoid adverse accounting consequences.

          10. Adjustment in Case of Changes in Common Stock. The maximum number of shares with respect to which Options may be granted under this Agreement, and the number of shares issuable upon the exercise of outstanding Options under this Agreement (Paragraph 4), as well as the option price per share of such outstanding Options (Paragraph 2), shall be adjusted, as may be deemed appropriate by the Company, to reflect any stock dividend, stock split, spin-off, share combination or similar change in the capitalization of the Company. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise of outstanding Options (and a straight mathematical adjustment of the exercise price thereof), the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of Optionees, and preserve, without exceeding, the value of Options.
          11. Certain Corporate Transactions. In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the surviving or successor corporation shall assume each outstanding Option or substitute a new option for each outstanding Option; provided, however, that, in the event of a proposed corporate transaction, the Company may terminate all or a portion of the outstanding Options, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the Company decides so to terminate outstanding Options, the Company shall give the Optionee not less than seven days’ notice prior to any such termination, and any Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the time of, such termination.
          Further, the Company, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable. The Company also may, in its discretion, change the terms of any outstanding Option to reflect any such corporate transaction.
          12. Governing Law. This Option Agreement shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Minnesota (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee under, this Option Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Nonqualified Stock Option Agreement to be duly executed by its duly authorized officer and the Optionee has hereunto set his hand and seal, all as of the day and year first above written.

SONTRA MEDICAL CORPORATION

By:	/s/ Harry G. Mitchell

Harry G. Mitchell

/s/ Patrick Mooney

Optionee

SONTRA MEDICAL CORPORATION
Notice of Exercise of Nonqualified Stock Option
     I hereby exercise the nonqualified stock option granted to me pursuant to the Nonqualified Stock Option Agreement dated as of September 14, 2007 by Sontra Medical Corporation (the “Company”), with respect to the following number of shares of the Company’s common stock (“Shares”), par value $.01 per Share, covered by said option:

Number of Shares to be purchased

Exercise price per Share	$

Total exercise price	$

A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $ in full/partial [circle one] payment for such Shares;

and/or

B.	Enclosed is/are Share(s) with a total Fair Market Value of $ on the date hereof in full/partial [circle one] payment for such Shares;

and/or

C.	Please withhold Shares with a total Fair Market Value of $ on the date hereof in full/partial [circle one] payment for such Shares;

and/or

D.	I have provided notice to [insert name of broker], a broker, who will render full/partial [circle one] payment for such Shares. [Optionee should attach to the notice of exercise provided to such broker a copy of this Notice of Exercise and irrevocable instructions to pay to the Company the full exercise price for the number of Shares purchased in this method.]

     Please have the certificate or certificates representing the purchased Shares registered in the following name or names*                                         and sent to:
     If the condition in Paragraph 6 (“Shares to be Purchased for Investment”) of the Nonqualified Stock Option Agreement related to the Shares purchased hereby is applicable, the undersigned hereby certifies that the Shares purchased hereby are being acquired for investment and not with a view to the distribution of such Shares.

DATED:
Optionee’s Signature

*	Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.